UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 20, 2010
Thor Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9235	93-0768752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 West Pike Street, Jackson Center, Ohio (Address of Principal Executive Offices)	45334-0629 (Zip Code)
Registrant’s telephone number, including area code: (937) 596-6849
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
5.02(e):
     On August 20, 2010, the Compensation Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) approved the following awards and compensation changes for the following executive officers for the Company’s 2011 fiscal year:
Peter B. Orthwein
     Mr. Orthwein’s base salary for the Company’s 2011 fiscal year was set at $750,000, which does not represent a change from his current base salary. In addition, Mr. Orthwein was granted an award under the Company’s 2008 Annual Incentive Plan (the “2008 Plan”), payable quarterly in accordance with the 2008 Plan, equal to 0.5% of the Company’s pre-tax profits for each fiscal quarter, provided that the pre-tax profits in such fiscal quarter are at least $15 million. The amount of such award shall not exceed $5 million for any fiscal quarter in accordance with the 2008 Plan. The receipt of such award is contingent on Mr. Orthwein being employed with the Company at the time of payment and certification by the Compensation Committee that the performance goal has been achieved. The amount of such award is subject to downward adjustment in accordance with the terms of the 2008 Plan.
Christian G. Farman
     Mr. Farman’s base salary for the Company’s 2011 fiscal year was set at $600,000, which represents an increase from $500,000 for the Company’s 2010 fiscal year. In addition, Mr. Farman is eligible to receive a discretionary bonus on a quarterly basis.
Ronald Fenech
     Mr. Fenech’s base salary for the Company’s 2011 fiscal year was set at $1 million, which does not represent a change from his current base salary.
     In addition, Mr. Fenech was granted an award under the 2008 Plan, payable quarterly in accordance with the 2008 Plan, equal to 3% of the Company’s pre-tax profits for each fiscal quarter, provided that the pre-tax profits in such fiscal quarter are at least $15 million (the aggregate amount payable for fiscal 2011 pursuant to this award, the “Fenech 2008 Plan Amount”). The Fenech 2008 Plan Amount shall not exceed $5 million for any fiscal quarter in accordance with the 2008 Plan.
     Mr. Fenech was also granted an award under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), payable after the completion of fiscal year 2011 in accordance with the 2006 Plan, equal to (x) 4% of the net income before taxes from the Company’s RV business for fiscal

2011 (without taking into account LIFO or impairment charges) minus (y) the Fenech 2008 Plan Amount (the “Fenech 2006 Plan Amount” and, together with the Fenech 2008 Plan Amount, the “Fenech Performance Award Amount”).
     Notwithstanding the foregoing, the Fenech Performance Award Amount may not exceed $10 million for fiscal 2011.
     The receipt of the Fenech 2008 Plan Amount and the Fenech 2006 Plan Amount are contingent on Mr. Fenech being employed with the Company at the time of payment and certification by the Compensation Committee that the performance goals have been achieved. Such amounts are subject to downward adjustment in accordance with the terms of the 2008 Plan and the 2006 Plan, respectively, and in the event of losses in any fiscal quarter, it is anticipated that a downward adjustment would be made to the Fenech 2008 Plan Amount for the next fiscal quarter.
Richard E. Riegel, III
     Mr. Riegel’s base salary for the Company’s 2011 fiscal year was set at $300,000, which represents an increase from $200,000 for the Company’s 2010 fiscal year. In addition, Mr. Riegel was granted an award under the 2008 Plan, payable quarterly in accordance with the 2008 Plan, equal to 0.3% of the Company’s pre-tax profits for each fiscal quarter, provided that the pre-tax profits in such fiscal quarter are at least $15 million. The amount of such award shall not exceed $5 million for any fiscal quarter in accordance with the 2008 Plan. The receipt of such award is contingent on Mr. Riegel being employed with the Company at the time of payment and certification by the Compensation Committee that the performance goal has been achieved. The amount of such award is subject to downward adjustment in accordance with the terms of the 2008 Plan. In addition, Mr. Riegel is eligible to receive an additional discretionary bonus of up to $300,000 for the Company’s 2011 fiscal year.
Walter L. Bennett
     Mr. Bennett’s base salary for the Company’s 2011 fiscal year was set at $400,000, which does not represent a change from his current base salary. In addition, Mr. Bennett is eligible to receive a discretionary bonus on a quarterly basis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.
Date: August 26, 2010	By:	/s/ Christian G. Farman
		Name:	Christian G. Farman
		Title:	Senior Vice President, Treasurer and Chief Financial Officer